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                                                                    EXHIBIT 23.2


                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to The Sherwin-Williams Company Employee Stock Purchase and Savings Plan of our reports (a) dated January 24, 2003, with respect to the consolidated financial statements and schedule of The Sherwin-Williams Company included in its Annual Report (Form 10-K) for the year ended December 31, 2002 and (b) dated June 25, 2002, with respect to the financial statements of The Sherwin-Williams Company Employee Stock Purchase and Savings Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2001, both filed with the Securities and Exchange Commission.



                                                    /s/ Ernst & Young LLP
Cleveland, Ohio
May 12, 2003